Exhibit 99.1

For Immediate Release
Thursday, May 15, 2003
Press Release


                      FNB CORPORATION BOARD APPOINTS
                      WILLIAM P. HEATH, JR. NEW CEO


Kendall O. Clay, Chairman of the Board of FNB Corporation (NASDAQ: FNBP), announced today the appointment of William (Bill) P. Heath, Jr., as the new President and Chief Executive Officer of the company, effective June 2, 2003. Samuel H. Tollison, who came out of retirement to serve as President and CEO until a replacement could be found submitted his resignation to take effect on that same date.

"We are pleased to locate an individual with Bill's breadth of experience, particularly in community banking, to lead our organization. Our Board and search committee considered all logical alternatives to find the best fit, and Bill rose to the top," explained Mr. Clay. "We will miss Sam's day-to-day influence on our operations, but we promised him a swift transition back to retirement," Clay added.

Mr. Heath began his banking career at First & Merchants National Bank in his native Newport News, Virginia in 1965. Most recently, he served as President and Chief Operating Officer at Harbor Bank in Newport News. Prior to joining Harbor Bank in 2001, he was the President and CEO of Virginia Financial Corporation, parent company of Planters Bank & Trust in Staunton, Virginia and before 1996 held various positions with Crestar Bank and United Virginia Bank in western Virginia.

At the annual shareholder's meeting held on Tuesday, May 13, the shareholders overwhelmingly approved the appointment of Beverley E. Dalton, Daniel D. Hamrick and Steven D. Irvin as Class I directors to serve until the 2005 Annual Meeting of Shareholders and the appointment of Brown Edwards & Company, LLP, as the company's external auditors for the year ending December 31, 2003. In addition, at its reorganizational meeting, held immediately following the Annual Meeting of Shareholders, the Board reappointed Kendall
O. Clay, Chairman, Daniel D. Hamrick, Vice Chairman, Peter A. Seitz, Secretary, and Chris Lewis, Assistant Secretary. The Board also appointed Mr. Heath as a Director of Class II to be recommended for election at next year's Annual Meeting of Shareholders.

"I have enjoyed my return to daily association with FNB over the past five months, but I'm confident that with Mr. Heath's leadership, FNB will continue to grow and expand. I've known Bill for many years and wholeheartedly endorse the Board's choice," Tollison commented.

Proxy materials have been sent to shareholders of FNB Corporation ("FNB") and Bedford Bancshares, Inc. ("Bedford") to solicit approval of their pending merger at special shareholders meetings to be held on June 25, 2003. Management anticipates a July 31, 2003 closing if all necessary shareholder and regulatory approvals are obtained. Upon consummation, FNB Corporation,
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and its affiliates, First National Bank, FNB Salem Bank and Trust, N.A. and
Bedford Federal Savings Bank would operate 29 offices and 41 ATMs located east and west between Pearisburg and Lynchburg and north and south from Roanoke to Wytheville. First National Bank also operates a wholesale mortgage lending office in Greenville, South Carolina.

FNB filed a proxy statement/prospectus on Form S-4/A and other documents with the Securities and Exchange Commission ("SEC") in connection with its pending merger with Bedford. The Form S-4/A was declared effective on May 12, 2003 and the proxy statement/prospectus was mailed to shareholders on or about May 14, 2003. We urge investors to read the proxy statement/prospectus and other relevant documents filed with the SEC, because they contain important information. Investors and security holders are also able to obtain a free copy of the proxy statement/prospectus and other documents filed by FNB in connection with the proposed merger at the SEC's web site www.sec.gov. In addition, documents filed by FNB are available upon written request from the Corporate Secretary of FNB Corporation, at P.O. Box 600, Christiansburg, Virginia 24068-0600. Read the proxy statement/prospectus carefully before making a decision concerning the merger.

For more information contact:

Samuel H. Tollison                    Peter A. Seitz
President/CEO                         Executive Vice President/CAO
FNB Corporation                       FNB Corporation
(540) 382-6041                       (540) 381-6700
(until June 2, 2003)


This news release contains certain forward-looking statements about the company's future prospects and performance and the proposed merger of FNB and Bedford. Forward-looking statements can be identified by the fact that they include words like "believe", "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." These forward-looking statements are based upon the current beliefs and expectations of the company's and/or Bedford's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond either company's control. Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving cost savings with the expected timeframe, difficulties in integrating FNB and Bedford, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Bedford and FNB are engaged, changes in securities markets and other factors disclosed by Bedford and FNB in their periodic filings with the SEC. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.
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